Exhibit 99.1

             Avatar Holdings Inc. Announces Redemption of 7% Notes


    CORAL GABLES, Fla., Oct. 24 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) (AVTR) announced today that it has called for redemption on November 25, 2003, all outstanding 7% Convertible Subordinated Notes due
April 1, 2005 (the "Notes"). The redemption price will be $1,020 per $1,000 principal amount, plus accrued interest from October 1, 2003, to the redemption date.

    The Notes are convertible into Avatar's Common Stock at a conversion price of $31.80 per share, or 31.447 shares per $1,000 principal amount of Notes. Rights of holders to effect conversion of the 7% Notes called for redemption will expire at the close of business (5:00 p.m. Eastern Standard Time), on November 21, 2003. No interest for the period from October 1, 2003 to the date of conversion will be paid with respect to any Notes that are surrendered for conversion.


    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Bellalago and Solivita in central Florida near Orlando; Harbor Islands on Florida's east coast; and at Rio Rico, south of Tucson, Arizona. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR. The 7% Notes trade on The Nasdaq SmallCap Market under the symbol AVTRG.



SOURCE  Avatar Holdings Inc.
    -0-                             10/24/2003
    /CONTACT: Juanita I. Kerrigan, of Avatar Holdings Inc., +1-305-442-7000/ /Web site: http://www.avatarhomes.com /
    (AVTR)

CO:  Avatar Holdings Inc.
ST:  Florida, Arizona
IN:  CST RLT
SU: